Exhibit 11


                MOTOROLA, INC. AND CONSOLIDATED SUBSIDIARIES
               PRIMARY AND FULLY DILUTED EARNINGS PER COMMON
                       AND COMMON EQUIVALENT SHARE
             THREE MONTHS ENDED MARCH 29, 1997 AND MARCH 30, 1996
                  (In millions, except per share amounts)

                                                 Three Months Ended
                                              March 29,      March 30,
                                                1997           1996
Net Income                                      $  325         $  384
Add:
Interest on Zero coupon notes due 2009
   and 2013, net of tax and effect of
   executive incentive and employee
   profit sharing plans                              1              1
Adjusted net income                            $   326        $   385

EARNINGS PER COMMON AND COMMON EQUIVALENT
  SHARE - PRIMARY:

Weighted average common shares outstanding       593.9          591.7
Common equivalent shares:
Stock options                                     10.5           10.2
Zero coupon notes due 2009 and 2013                6.4            6.7
Common and common equivalent
shares - primary (in millions)                   610.8          608.6

Net earnings per share - primary                $   .53         $  .63

EARNINGS PER COMMON AND COMMON EQUIVALENT
  SHARE - FULLY DILUTED:

Weighted average common shares outstanding       593.9          591.7
Common equivalent shares:
Stock options                                     10.5           10.2
Zero coupon notes due 2009 and 2013                6.4            6.7
Common and common equivalent
shares - fully diluted (in millions)              610.8         608.6

Net earnings per share - fully diluted           $   .53       $   .63